Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fiscal Year 2011 Third Quarter and Year-to-Date Financial Results
Dallas, Texas — May 11, 2011 — PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the three and nine months ended April 2, 2011.
Third Quarter Fiscal Year 2011 Compared to Third Quarter Fiscal Year 2010
Revenue was $34.0 million, an increase of $1.8 million, or 5.5%, compared to revenue of $32.2 million.
Gross profit was $10.7 million, or 31.5% of revenue, a decrease of $1.0 million, compared to $11.7 million, or 36.2% of revenue.
Operating expenses were $9.9 million, consisting of $3.4 million sales and marketing, $2.3 million engineering and project management, and $4.2 million in general and administrative expenses, compared to operating expenses of $8.1 million, consisting of $2.7 million sales and marketing, $1.9 million engineering and project management, and $3.5 million in general and administrative expenses.
Operating income was $0.8 million, or 2.4% of revenue, a decrease of $2.7 million, compared to $3.5 million operating income, or 11.0% of revenue.
Other income was $4.4 million, consisting of a $4.6 million gain on the fair value adjustment to embedded derivative liabilities, ($0.4) million net interest expense, and $0.2 million foreign exchange gain, compared to $3.2 million, consisting of $3.6 million gain on the fair value adjustment to embedded derivative liabilities, ($0.6) million net interest expense, $0.2 million foreign exchange gain.
Income tax expense was $0.2 million on $5.2 million of pre-tax earnings, compared to income tax expense of $1.0 million on $6.8 million of pre-tax earnings.
Net earnings attributable to PMFG, Inc. common stockholders were $4.9 million, or $0.27 per diluted share, a decrease of $0.5 million, or $0.05 per diluted share, compared to net earnings of $5.4 million, or $0.32 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an embedded derivative liability for the redemption options and conversion rights associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. In the third quarter of fiscal year 2011, the Company recorded a gain of $4.6 million related to the fair value adjustment to the derivative liability.

On a non-GAAP basis, excluding the $4.6 million gain related to the fair value adjustment to the preferred stock embedded derivative liability, the Company would have recorded net earnings attributable to PMFG, Inc. common stockholders of $0.3 million, or $0.02 per diluted share, for the third quarter of fiscal year 2011. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products Segment
Revenue was $23.5 million, a decrease of $0.3 million, or 1.3%, compared to $23.8 million.
Operating income was $2.7 million, a decrease of $1.7 million, compared to $4.4 million.
Environmental Systems Segment
Revenue was $10.5 million, an increase of $2.1 million, or 24.8%, compared to $8.4 million.
Operating income was $2.3 million, a decrease of $0.4 million, compared to $2.7 million.
YTD Fiscal Year 2011 Compared to YTD Fiscal Year 2010
Revenue was $87.2 million, a decrease of $0.9 million, or 1.0%, compared to $88.1 million.
Gross profit was $27.6 million, or 31.6% of revenue, a decrease of $4.1 million, compared to $31.7 million, or 36.0% of revenue.
Operating expenses were $27.0 million, an increase of $2.0 million, compared to $25.0 million.
Operating income was $0.5 million, or 0.6% of revenue, a decrease of $6.2 million, compared to $6.7 million, or 7.6% of revenue.
Other income (expense) was $4.9 million, consisting of a $6.4 million gain on the fair value adjustment to the embedded derivative liability, ($1.9) million net interest expense, and $0.4 million foreign exchange gain, compared to ($7.7) million, consisting of a ($4.7) million loss on the fair value adjustment to the embedded derivative liability, ($2.5) million net interest expense, ($1.3) million loss on the extinguishment of debt, $1.0 million foreign exchange gain and (0.2) million other expense.
Income tax benefit (expense) was $0.4 million on $5.5 million of pre-tax earnings, compared to ($1.3) million on $1.0 million of pre-tax loss.
Net earnings attributable to PMFG, Inc. common stockholders were $5.0 million, or $0.28 per diluted share, compared to a net loss of $2.9 million, or ($0.22) per diluted share.
On a non-GAAP basis, excluding the $6.4 million gain related to the fair value adjustment to the preferred stock embedded derivative liability the Company would have recorded net loss of $1.4 million, or ($0.09) per diluted share, for the first nine months of fiscal year 2011. Calculations of non-GAAP results are shown in the tables accompanying this release.

Process Products Segment
Revenue was $64.9 million, a decrease of $1.1 million, or 1.6%, compared to $66.0 million.
Operating income was $8.8 million, a decrease of $3.2 million, compared to $12.0 million.
Environmental Systems Segment
Revenue was $22.3 million, an increase of $0.2 million, or 1.0%, compared to $22.1 million.
Operating income was $3.7 million, a decrease of $2.2 million, compared to $5.9 million.
Financial Condition and Cash Flows
At April 2, 2011, the Company reported $18.8 million of cash and cash equivalents, $12.6 million of debt, total assets of $139.4 million, working capital of $43.2 million and a current ratio of 2.3 to 1.0. The backlog at April 2, 2011 was $93 million compared to $96 million at June 30, 2010 with approximately 80% of the $93 million backlog expected to be recognized as revenue in the next 12 months.
At April 2, 2011, cash and cash equivalents decreased $5.5 million compared to $24.3 million at June 30, 2010. Cash flows include $2.3 million provided by operating activities, ($1.0) million used in investing activities, ($7.5) million used in financing activities and $0.8 million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “Overall, I am encouraged by our results this quarter as our markets and the global economy continue to strengthen. Our business segments, Process Products and Environmental Systems, performed largely as planned. We continue to be optimistic about growth in our Process Products segment as energy demand rises, and additional shale gas development and pipeline infrastructure projects move ahead. Quoting activity levels in our Environmental Systems segment remain mixed as they have been in recent quarters, though we remain confident in the longer-term growth opportunities in the clean energy sector. We experienced some gross margin pressure this third quarter due to competitive pricing and product mix as we cycle through our backlog. These pricing challenges will likely persist in the near term and we would expect gross margins going into fiscal year 2012 to be in the lower end of our historical annual range of 32-35%.
“Our backlog for the third quarter of $93 million was down $6 million, or 6.1% quarter over quarter, however, it is up 9.4% year over year. We believe our bookings for the period ending April 2nd were significantly impacted by both the political unrest in Libya and Egypt, and from the nuclear crisis in Japan on the nuclear power industry. We are closely monitoring the ongoing unrest in these regions and their potential to adversely affect future results.

“As we look out over the next few years, we are optimistic about the long-term opportunities presented by our markets and pleased with how we are positioned to take advantage of them. Through our continued investments in local capabilities in fast growing global markets, development of new technology, and cost structure reductions, we have taken significant steps to position our company for the future. While business remains choppy and price competitive, energy demand forecasts in high growth markets are strong. Even as recent global events have increased scrutiny on additional nuclear power capacity, the underlying demand for increased energy infrastructure remains and provides confidence in the long-term outlook for large global projects. We will continue to place the highest value on customer service and satisfaction as we build upon our diverse global platform to drive revenue and earnings growth, and cash flow performance.”
Preferred Stock Conversions
As of May 10, 2011, the holders of 20,840 shares of Preferred Stock elected to convert their Preferred Stock into 2,605,000 shares of the Company’s common stock at the initial conversion price of $8.00 per share. This represents approximately 99% of the Preferred Stock, which has now been converted. In connection with these conversions, we paid the holders of Preferred Stock cash payments for accrued and unpaid dividends on the converted shares and are now no longer required to pay dividends on the converted shares of Preferred Stock. The Company is uncertain as to when or how many additional holders of Preferred Stock will exercise their right to convert some or all of their shares in the future.
Conference Call
Peter Burlage, Chief Executive Officer, and Ronald McCrummen, Chief Financial Officer, will discuss the Company’s financial results for the third quarter ended April 2, 2011 and the outlook for future periods, during a conference call scheduled for Wednesday, May 11 at 10:00 a.m. ET.
Shareholders and other interested parties may participate in the conference call by dialing + 1 800 591 6942 (domestic) or +1 617 614 4909 (international) and entering access code 10801147, a few minutes before 10:00 a.m. ET on May 11, 2011. The call will also be broadcast live on the Internet at www.streetevents.com, www.earnings.com or www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through May 18, 2011 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 90301949. The call will also be archived for 30 days at www.streetevents.com, www.earnings.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s acquisition of Nitram Energy, including the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events, including additional conversions of the Company’s Preferred Stock, except to the extent required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Ronald L. McCrummen, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended April 2,			Three Months Ended March 31,
	2011			2010
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$33,985	$—	$33,985	$32,221	$—	$32,221
Cost of goods sold	23,289	—	23,289	20,544	—	20,544

Gross profit	10,696	—	10,696	11,677	—	11,677
Operating expenses	9,866	—	9,866	8,137	—	8,137

Operating income	830	—	830	3,540	—	3,540
Other income (expense):
Interest income	5	—	5	5	—	5
Interest expense	(406)	—	(406)	(561)	—	(561)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	248	—	248	163	—	163
Change in fair value of derivative liability	4,549	(4,549)	—	3,623	(3,623)	—
Other income (expense)	—	—	—	10	—	10
Income tax benefit (expense)	(264)	—	(264)	(1,044)	—	(1,044)

Net earnings (loss)	$4,962	$(4,549)	$413	$5,736	$(3,623)	$2,113

Less net loss attributable to noncontrolling interest	(13)	—	(13)	(18)	—	(18)

Net earnings (loss) attributible to PMFG	$4,975	$(4,549)	$426	$5,754	$(3,623)	$2,131

Dividends on preferred stock	(85)	—	(85)	(313)	—	(313)

Income (loss) applicable to PMFG common stockholders	$4,890	$(4,549)	$341	$5,441	$(3,623)	$1,818

Basic earnings per share	$0.28	$(0.27)	$0.02	$0.33	$(0.22)	$0.11
Diluted earnings per share	$0.27	$(0.27)	$0.02	$0.32	$(0.22)	$0.10

Weighted-average shares outstanding
Basic	16,977	16,977	16,977	13,703	13,703	13,703
Diluted	17,531	16,977	17,531	14,165	13,703	14,165

	Nine Months Ended April 2,			Nine Months Ended March 31,
	2011			2010
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$87,240	$—	$87,240	$88,081	$—	$88,081
Cost of goods sold	59,677	—	59,677	56,369	—	56,369

Gross profit	27,563	—	27,563	31,712	—	31,712
Operating expenses	27,026	—	27,026	25,021	—	25,021

Operating income	537	—	537	6,691	—	6,691
Other income (expense):
Interest income	24	—	24	23	—	23
Interest expense	(1,916)	—	(1,916)	(2,463)	—	(2,463)
Loss on extinguishment of debt	—	—	—	(1,303)	1,303	—
Foreign exchange gain (loss)	424	—	424	978	—	978
Change in fair value of derivative liability	6,419	(6,419)	—	(4,689)	4,689	—
Other income (expense)	—	—	—	(231)	—	(231)
Income tax benefit (expense)	350	—	350	(1,282)	(456)	(1,738)

Net earnings (loss)	$5,838	$(6,419)	$(581)	$(2,276)	$5,536	$3,260

Less net loss attributable to noncontrolling interest	119	—	119	(77)	—	(77)

Net earnings (loss) attributible to PMFG	$5,719	$(6,419)	$(700)	$(2,199)	$5,536	$3,337

Dividends on preferred stock	(717)	—	(717)	(728)	—	(728)

Income (loss) applicable to PMFG common stockholders	$5,002	$(6,419)	$(1,417)	$(2,927)	$5,536	$2,609

Basic earnings per share	$0.29	$(0.41)	$(0.09)	$(0.22)	$0.41	$0.17
Diluted earnings per share	$0.28	$(0.41)	$(0.09)	$(0.22)	$0.41	$0.17

Weighted-average shares outstanding
Basic	15,591	15,591	15,591	13,377	13,377	13,377
Diluted	16,133	15,591	15,591	13,377	13,737	13,737

	April 2,	June 30,
Condensed Balance Sheet Information	2011	2010

Current assets	$77,436	$82,306
Non-current assets	61,914	60,775

Total assets	$139,350	$143,081

Current liabilities	$34,272	$34,306
Long term debt	12,571	16,221
Other non current liabilities	8,137	35,407
Total equity	84,370	57,147

Total liabilities and equity	$139,350	$143,081

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability in fiscal 2011 and 2010 and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt, in fiscal 2010. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.